Exhibit (d)

Corporate Contact:
Ioannis Zafirakis
Director, Co-Chief Financial Officer,
Chief Strategy Officer,
Treasurer and Secretary
Telephone: + 30-210-9470-100
Email: izafirakis@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations/Media Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

DIANA SHIPPING INC. ANNOUNCES PROPOSAL TO ACQUIRE REMAINING SHARES OF GENCO SHIPPING & TRADING LIMITED

ATHENS, GREECE, November 24, 2025 - Diana Shipping Inc. (NYSE: DSX) (“Diana” or the “Company”) announced that today it has submitted a letter to the Board of Directors of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”) setting forth a proposal to acquire all of the outstanding shares of Genco not already owned by Diana for $20.60 per share in cash. The Company currently owns approximately 14.8% of Genco’s outstanding shares.

The proposed price represents:

·	a 15% premium to the closing price of Genco’s shares on November 21, 2025;
·	a 21% premium to the closing price of Genco’s shares on July 17, 2025, the date of the initial disclosure of Diana’s ownership stake in Genco; and
·	a 23% premium to the volume-weighted average price of Genco’s shares for each of the 30-day and 90-day periods ending November 21, 2025.

In addition, Diana’s offer is in-line with the 10-year high price for Genco’s shares. Diana’s proposal would allow Genco shareholders to receive immediate value in cash at a premium to the historical trading price for Genco’s shares without being subject to market or industry risk.

Diana’s Chief Executive Officer, Semiramis Paliou, said “Our proposal represents a compelling opportunity for Genco’s shareholders to realize immediate cash value for their shares at a premium to historical trading of the company. As the largest shareholder of Diana, I am confident that the addition of Genco’s fleet combined with Diana’s operating platform will increase the scale and flexibility of our fleet and enhance our operating leverage towards the dry bulk market at what we consider to be an opportune time of the cycle. We intend to finance the transaction through a new acquisition facility and will plan to selectively divest assets following a potential transaction in order to optimize our fleet and balance sheet.“

“We highly value the talent and contributions of Genco employees. We expect the combined company to select the best talent, drawing employees from both organizations” continued Ms. Paliou.

The proposal was unanimously approved by the Board of Directors of Diana and the Company is prepared to engage with the Genco Board of Directors and Genco management expeditiously in order to complete a transaction that would benefit both Genco and Diana shareholders.

The proposal set forth in the Company’s letter is a non-binding expression of interest only. There is no guarantee that an agreement will be reached among the parties or on what terms, or that any transaction between the Company and Genco will materialize on the terms set forth in the Company’s letter, if at all. A complete copy of the letter sent by the Company to the Board of Directors of Genco has been filed with the United States Securities and Exchange Commission as an amendment to the Company’s Schedule 13D filing in respect of Genco.

About the Company

Diana Shipping Inc. (NYSE: DSX) (the “Company”) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction described herein or otherwise, nor shall there be any sale of securities in any jurisdiction in which any such offer, solicitation or sale would be unlawful. Any securities to be offered may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco Shipping & Trading Limited (“Genco”) and the anticipated benefits of such a transaction, including the expected operational efficiencies, market opportunities, and strategic positioning of the combined company and the Company’s ability to finance such transaction and divest assets following completion of such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) the anticipated strategic and financial benefits of the Company’s proposed acquisition of Genco; (ii) the timing, structure, and likelihood of completing any such transaction; (iii) the ability of the Company to increase the sale and flexibility of its fleet as a result of the proposed transaction; and (iv) the ability of the Company to enhance its operating leverage in certain markets following completion of such transaction. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s board of directors or management may not respond or may oppose the proposal; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-K for the fiscal year ended December 31, 2024, and its other subsequent filings with the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.